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NEWS BULLETIN FROM                                                  EXHIBIT 99.2

(COVANSYS(R) LOGO)

FOR FURTHER INFORMATION

INVESTORS:                MEDIA:
James Trouba              Dorothy Chisholm
Tel: (248) 848-2267       Tel: (248) 848-2283
jtrouba@covansys.com      dchisholm@covansys.com

FOR IMMEDIATE RELEASE

                        COVANSYS REGAINS COMPLIANCE WITH
                            NASDAQ MARKETPLACE RULES

FARMINGTON HILLS, MI, January 17, 2007 - Covansys Corporation (NASDAQ: CVNS), a leading global provider of strategic outsourcing and integration services, today announced that it has received notification from The Nasdaq Stock Market that its filing delinquency has been cured and that it has regained compliance with Nasdaq Marketplace Rules. The Company's common stock will continue to be listed on The Nasdaq Global Select Market under the ticker symbol CVNS.

ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, Covansys now has more than 8,700 consultants and employees worldwide, consisting of approximately 1,900 domestically and 6,800 in foreign operations. Covansys was one of the first U.S.- based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly-owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. For more information visit: http://www.covansys.com .

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